Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE BYLAWS
OF
CERADYNE, INC.
     The undersigned, who is the duly elected and acting Secretary of Ceradyne, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:
     1. At a meeting of the Board of Directors of the Corporation held, pursuant to notice duly given, on December 18, 2007, the Board of Directors of the Corporation amended and restated Article V of the Bylaws of the Corporation to read in its entirety, as follows:
ARTICLE V
STOCK
     Section 1. Certificated Shares. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation (i) by the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President and (ii) by the Chief Financial Officer or the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.
     Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
     Section 2. Uncertificated Shares. Shares of stock of the Corporation may be evidenced by registration in the owner’s name in uncertificated form on the books of the Corporation. To the extent provided by applicable law, within a reasonable time after the issuance or transfer of uncertificated shares of stock, the Corporation shall send or cause to be sent to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates representing shares of that class or series of stock, or a statement that the Corporation will furnish without charge to each registered owner thereof who so requests, the powers, designations, preferences and relative rights of each class of stock or series thereof and the qualifications, limitations or restrictions of any such class or series of stock. Except as otherwise expressly provided by applicable law, the rights and obligations of the owners of uncertificated shares of stock and the rights and obligations of the owners of certificated shares of stock of the same class and series shall be identical.
     Section 3. Lost Certificates. The Corporation may issue a new certificate or may issue uncertificated shares in place of any certificate theretofore issued by the Corporation, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. The Corporation may, in the discretion of the Board of Directors and as a condition precedent to the issuance of such new certificate or uncertificated shares, require the owner of such lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond (or other security) sufficient to indemnify it against any claim that may be made against the Corporation (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
     Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation. In the case of certificated shares of stock, transfers of stock may be made only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer, and payment of all necessary transfer taxes. Certificated shares of stock surrendered for transfer shall be cancelled before a new certificate or uncertificated shares are issued.
     In the case of uncertificated shares of stock, transfers of stock may be made only upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form.
     Section 5. Registered Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.
     2. The foregoing amendment to the Bylaws of the Corporation has not been modified, amended, rescinded, or revoked and remains in full force and effect on the date hereof.
     IN WITNESS WHEREOF, I have hereunto subscribed my name on this 18th day of December, 2007.

/s/ Jerrold J. Pellizzon
Jerrold J. Pellizzon
Secretary

2